Exhibit 99.1

NI Announces Planned CFO Retirement and Transition Plan
AUSTIN, Texas—Sept. 13, 2022— National Instruments Corporation (NASDAQ: NATI) announced today that Karen Rapp, NI’s Executive Vice President and Chief Financial Officer, has announced her plans to retire in May 2023. Ms. Rapp is expected to remain in her current role until a successor is in place and then will transition to a temporary advisory role to ensure a smooth transition.

"Karen has played an instrumental role in transforming our company and our financial results since joining in 2017," said President and Chief Executive Officer Eric Starkloff. "Her leadership, commitment and expertise have greatly contributed to our success, and she’s been a valued member of my leadership team."

As NI conducts an external search for its new CFO, Ms. Rapp will continue to serve in her current role to support a successful transition.

About NI
At NI, we bring together people, ideas and technology so forward thinkers and creative problem solvers can take on humanity’s biggest challenges. From data and automation to research and validation, we provide the tailored, software-connected systems engineers and enterprises need to Engineer Ambitiously™ every day.

National Instruments, NI and ni.com and Engineer Ambitiously are trademarks of National Instruments Corporation. Other product and company names listed are trademarks or trade names of their respective companies. (NATI-F)

Contacts
NI Corporate Media Relations
Email: pr@ni.com